Exhibit 10.2

February 2nd, 2012

Dr Jo Webber
8111 St Martins Lane
Philadelphia PA 19118

Dear Jo

It is my pleasure to extend to you, effective March 1st, 2012 ("Effective Date"), an offer for employment as Chief Executive Officer with Virtual Piggy, Inc. As discussed and agreed, you will also remain as the Chairman of the Board of Directors. I will move into the role of Company Secretary and remain on the Board of Directors.

In consideration for your employment, Virtual Piggy agrees to pay you an annual salary of $350,000 paid in bi-weekly installments. You will also be entitled to earn up to 60% of your base salary in annual incentive compensation based upon your achievement of mutually agreeable goals. In addition, the Company offers you the following benefits:

•	Four weeks of paid vacation time. The employee may also be granted by management additional unpaid leave not to exceed five days in a calendar year.
•	Reimbursement of relocations costs as reasonable and necessary to complete a move to Los Angeles
•	Company Health Care plan
•	Reimbursement for approved reasonable business expenses incurred on behalf of the Company. Detailed receipts are required for all reimbursable expenses
•	Options as approved by the Board of Directors

Virtual Piggy Inc. is an at-will employer, and neither you nor Virtual Piggy is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time. However, in the event that your employment is terminated involuntarily, other than for Cause, you will entitled to nine (9) months of base wages, at your then current rate, plus nine (9) months of company provided benefits. The base wages will be paid over the course of the nine (9) months in accordance with the Company’s payroll cycle. Benefits will be provided to you, net of your then existing contributions. For purposes of this Agreement the term "Cause" shall mean the Employee's (a) misconduct involving fraud, material dishonesty or illegality; (b) commission of a felony or other crime involving fraud, dishonesty or moral turpitude; (c) failure to perform any of his material obligations under this Agreement or any of his material duties as reasonably directed by the Company's Chief Executive Officer or the Board of Directors, and, in each case, failure to cure such breach (other than by reason of death or disability, court decree or agreement) within twenty (20) business days after written notice thereof from the Company to employee to the extent the breach is capable of being cured; (d) violation of any written policies of the Company, the failure of which was or could be materially adverse to the Company's operations or financial condition.

This offer is contingent upon your ability to provide all acceptable documentation under the Immigration Reform and Control Act of 1986, which requires Virtual Piggy to verify that each employee hired is legally entitled to work in the United States, Virtual Piggy's receipt of satisfactory results of your background check, as well as your execution of a non-disclosure and confidentiality agreements in the standard form utilized by Virtual Piggy, Inc. for its employees.

Please indicate your acceptance by signing and faxing a copy of this letter to (215) 247-1032 and forwarding the original to Human Resources at our Corporate office by US Mail. The mailing address is 15 West Highland Avenue, Philadelphia, PA 19118.

I am excited to introduce you into the Virtual Piggy organization, and believe that you will make a strong contribution. If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Best Regards,

/s/ Ernest Cimadamore
Ernest Cimadamore
Board Director, Company Secretary

In Acceptance,

/s/ Jo Webber	Feb. 3rd 2012

Jo Webber	Date